Press Release

China Digital Communication Group (OTC-BB: CHID) Adds Distinguished Outside Director

12 May 2005

LOS ANGELES, USA and Shenzhen, China, May 12, 2005 -- Yi Bo Sun, Chairman and CEO of China Digital Communication Group (OTC BB: CHID.OB - News).announced today that Dr. Yong Yang is joining the company’s Board of Directors.

According to Chairman Yi Bo Sun``Professor Yong Yang is recognized as a world-class researcher in the field of High Energy Batteries and related materials, and we are honored to have him join as an outside director on the Board of Directors of China Digital Communication Company. Dr. Yong Yang brings valuable insights into the dynamics of the worldwide battery industry. His specialty is advanced technologies that are changing the competitive landscape in China and internationally. We are pleased to have a man of his knowledge, far-sightedness, and integrity to serve on our Board of Directors, as we strive to continue growing our business and increasing shareholder value.''

Dr. Yang earned his Doctoral Degree in Chemistry from Xiamen University (China) - University of Essex (UK). Between 1997 and 1998, Dr. Yang attended Oxford University, where he studied Physics and Theoretical Chemistry. Since 1992, Dr. Yang has taught at the University of Xiamen. Dr. Yang has published over 100 academic research papers and has four patents in which he was the sole inventor. In 1992, he was awarded the 2nd Award from China Education Department. Dr. Yang is also the Special Invited Editor for “Science News Press.” Dr. Yang has received multiple research grants from “China National Science Fund,” and “State Outstanding New Generation Fund” (formerly known as the “China President Fund”), which is the highest honor and recognition in the field of Science Research in China. Since 1999, Dr. Yang has served as Lead for more than 10 China National Level Research Projects. Currently, Dr. Yang is teaching a group of 20 graduate students, including Masters and Doctoral candidates.

About China Digital Communication Group
China Digital Communication Group (OTC BB:CHID.OB - News), through its Shenzhen E'Jenie subsidiary, is a rapidly growing manufacturer of battery component products and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to markets overseas. The Company's products now power digital cameras, camera phones, PDAs, and laptop computers in East Asia and beyond. China Digital is continuing its expansion across China while also seeking distribution partners in the United States.

For more information on China Digital, go to its website at www.chinadigitalgroup.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products, and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

Contact:

CHINA DIGITAL COMMUNICATION GROUP
Contact: Roy Teng
Vice President Corporate Development
Ph: 310 461 1322

Email: teng.roy@chinadigitalgroup.com

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